EXHIBIT 10.1
TRANSITIONAL ADVISORY SERVICES AGREEMENT

This TRANSITIONAL ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro” or the “Company”), and Deborah Thomas (the “Executive”), effective as of March 10th, 2023 (the “Effective Date”).
WITNESSETH:
WHEREAS, the Executive currently serves as the Company’s Executive Vice President and Chief Financial Officer;
WHEREAS, the Executive has indicated to the Company that she wishes to retire from employment with the Company;
WHEREAS, the Company has requested that the Executive continue to provide services for a period to allow the Company to complete identification and selection of her successor and to provide for the onboarding of her successor, to the benefit of the Company;
WHEREAS, the Executive and the Company also want to provide for an orderly transition of the Executive’s responsibilities and knowledge and for the Executive’s availability during a transitional period following the expiration of her employment during which the Executive will be employed as an advisor to the Company, to the benefit of the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. The current terms of the Executive’s employment with the Company, except to the extent amended by this Agreement, will remain in effect and the Executive will continue her service to the Company as Executive Vice President and Chief Financial Officer pursuant to those terms through the end of the day immediately prior to the effective date of the Company’s appointment of a successor Chief Financial Officer (the “Transition Date”), unless such service is terminated prior to such date in accordance with Section 6, below. The Company will provide Ms. Thomas with notice of the effective date of the appointment of the successor Chief Financial Officer at least two weeks in advance of the Transition Date. If the Executive’s employment with the Company terminates prior to the Transition Date, such termination will be treated as provided in Section 6 and the provisions of this Agreement that correspond to employment following the Transition Date will not become effective except as set forth in Section 6.
The term of the Executive’s service to the Company as an Advisor pursuant to this Agreement shall commence on the effective date of the Company’s appointment of its successor Chief Financial Officer (the “Commencement Date”), and shall continue through the end of the day on December 31, 2023 (the “Retirement Date”, and the Executive’s termination of employment on such date is referred to as “Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement

(such period of employment hereunder from the Commencement Date to the Retirement Date referred to as the “Term”).
2.Transition; Position and Duties; Location.
(a)Transition. Effective as of the end of the day on the Transition Date, the Executive shall cease to serve as the Executive Vice President and Chief Financial Officer of Hasbro and instead shall continue employment with the Company beginning on the Commencement Date in the position of Advisor (such position, “Advisor”). The Executive’s employment in the position of Advisor shall continue until the Retirement Date (or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement). The Executive shall, unless her employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to voluntarily retire from all positions of any kind with the Company on the Retirement Date. By executing this Agreement, the Company and the Executive agree to the termination of her employment with the Company as of the Retirement Date, that such retirement shall be automatic and without any further action on the part of the Executive or the Company and that the Executive shall execute such other documentation with respect thereto as is reasonably requested by the Company. The parties hereto intend that the Executive’s transition to the role of Advisor shall not constitute a “separation from service” within the meaning of Section 409A (as defined below) and that the Executive shall provide sufficient services as Advisor during the Term such that no separation from service shall occur until the Retirement Date (or, if earlier, the date the Executive’s employment is terminated in accordance with Section 6 of this Agreement).
(b)Other Positions. Following the Transition Date, at the first request of Hasbro, the Executive shall cease to serve in any and all other officer and board positions she has with the Company and its subsidiaries, and the Executive shall execute such documentation with respect thereto as is reasonably requested by the Company.
(c)Duties; Availability. In her role as Advisor, the Executive shall report directly to the Chief Executive Officer of Hasbro (the “CEO”) and shall have such duties and responsibilities as are reasonably assigned by the CEO from time to time, which may include providing advice and assistance on matters relating to the Executive’s duties prior to the Transition Date to the CEO and, to the extent specified by the CEO, other senior executives of Hasbro, and otherwise assisting with transitional efforts and the successful onboarding of a successor Chief Financial Officer for the Company, and making the Executive’s experience and expertise available to the Company and the successor Chief Financial Officer. During the Term, the Executive shall devote the time and effort reasonably required to fulfill her duties and responsibilities hereunder in her role as Advisor, provided that the Executive will not be required to travel without the Executive’s agreement and provided further it is understood the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company and/or perform consulting or advisory services or services as an employee for other entities or individuals that are not competitive with the Company during her period of time as a Advisor to the Company and her workload as a Advisor will reasonably permit that. The Executive will provide the Company with prompt written notice of beginning any such board service or beginning to provide any such consulting or advisory services or engaging in such employment for other entities or individuals.
(d)Annual Incentive Cash Bonus For Fiscal 2022. The Executive’s annual cash bonus award for the Company’s 2022 fiscal year (“FY 2022”) shall be determined and settled in accordance with the terms of the Hasbro Annual Incentive Plan

(the “Bonus Plan”) in which the Executive currently participates. For FY 2022 the Executive’s bonus target is set at 100% of the Executive’s FY 2022 base salary earnings (i.e., the target bonus). The corporate performance criteria and targets to be used for purposes of the corporate formula computation element of the Bonus Plan were determined and established by the Compensation Committee and the Board earlier in 2022 and are the same as those applied to similarly situated senior executives of the Company subject to the corporate performance plan, recognizing the Executive also has individual performance objectives determined and established by the Compensation Committee and the Board which are unique to the Executive. Any actual bonus award to be paid to the Executive pursuant to the Bonus Plan for FY 2022 shall be determined in the discretion of the Compensation Committee pursuant to the terms of the Bonus Plan, and the Compensation Committee reserves the ability under the Bonus Plan to lower any bonus payout to any level, including zero, below what the corporate performance formula payout would otherwise provide. If the Compensation Committee exercises its ability to lower the bonus to be paid to the Executive for FY 2022 from the level initially indicated by the corporate performance factors and individual performance factors, the Committee will apply such discretion proportionally to the discretionary reduction, if any, applied to other senior executives (i.e. executive leadership team members) of the Company subject to the corporate performance plans for FY 2022, such as the President and Chief Operating Officer of the Company. Any bonus paid to the Executive pursuant to the Bonus Plan for FY 2022 will be paid in calendar year 2023 at the same time as bonus payments are paid for other senior executives of Hasbro, but in no event later than March 24, 2023.
3.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $1,250,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual or other increases in salary during the Term. Similarly, the Base Salary will not be subject to reduction during the Term.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)Annual Incentive Cash Bonus for 2023. With respect to the Company’s 2023 fiscal year, subject to the Executive’s continued employment with the Company through December 31, 2023, the Executive shall receive an annual cash bonus award for 2023 (the “2023 Bonus”) equal to 100% of her FY 2023 base salary earnings (i.e., the target bonus). The bonus for fiscal 2023 will not be adjusted by the corporate performance factor or otherwise modified up or down from 100% of the target bonus, except that, if the Term does not begin by October 1, 2023 (i.e. a successor CFO has not been selected and appointed by the Company by October 1, 2023), the 2023 Bonus shall be adjusted up above 100% of the Executive’s FY 2023 base salary earnings by an amount determined to be appropriate by the Compensation Committee to reflect the Executive serving as CFO for more of 2023 than originally expected and if, and to the extent, the Company is outperforming against its corporate performance financial metrics for FY 2023. Such cash bonus award shall be paid in calendar year 2024, but no later than March 31, 2024. If the Executive’s employment is terminated by the Company for Cause prior to December 31, 2023, she shall not receive any portion of the 2023 Bonus. If the Executive’s employment with the Company terminates for Death or Disability prior to the Retirement Date, Executive or her estate shall be entitled to the full 2023 Bonus. If the Executive’s employment is terminated for any other reason during the Term prior to December 31, 2023, she shall be entitled to a pro-rata portion of the 2023 Bonus, based on the portion of the Company’s 2023 fiscal year that has elapsed as of the date of her termination of Employment.
(ii)No Annual Incentive Cash Bonus for 2024. The Executive will not be entitled to or receive any annual incentive cash bonus award for 2024.
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan or any successor equity plan (the “Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements, including those relating to retirement (including “Early Retirement” or “Normal Retirement” as defined in the awards agreements).
(i)Outstanding equity awards granted to the Executive will continue to vest, in accordance with their terms, through the earlier of the Retirement Date or the Date of Termination (as defined in Section 6). The Retirement Date or, if earlier, the Date of Termination, under this Agreement shall be considered the date of the Executive’s retirement from employment with the Company for purposes of the treatment of any outstanding awards upon retirement, including “Early Retirement” or “Normal Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are normally settled for Hasbro’s senior executives, [which, for the avoidance of doubt, means on or prior to March 15 of the year in which the applicable “Annual Vesting Date” occurs (as defined in the applicable award agreement)]. For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy.
(ii)At such time in 2023 as the Company makes its annual grant of equity to officers and eligible employees pursuant to the Company’s long-term incentive program, provided the Executive is still employed with the Company at the time of such grant the Executive will receive equity awards with an aggregate target award level equal to 400% of her annualized Base Salary of $1,250,000. For purposes of computing the target award level and the amount of equity awards to be granted, such equity awards will be valued consistently with the awards being made to other officers of the Company, as if the Executive were going to remain employed with the Company for the full vesting or performance period of such equity grants. The awards granted to the Executive will vest in accordance with, and to the extent set forth under, the Early Retirement provisions of the Stock Plan and the award agreements, with the date of “retirement” for purposes of computing vesting being the earlier of the Retirement Date, or the Date of Termination. The forms of the 2023 equity awards made to the Executive will be determined by the Company’s Compensation Committee of its Board and will have a mix of award types consistent with that granted to other senior executives of the Company (excluding the Company’s CEO).

(iii)Other than the annual 2023 long-term incentive grant, the Executive shall not be eligible for further grants of additional equity awards during the Term. In furtherance, and not in limitation, of the foregoing, the Executive will not receive any annual long-term incentive grants in 2024.
(d)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in all broad-based health and welfare plans and programs in which she participated immediately prior to the Effective Time, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time. In furtherance of the foregoing, the Company will continue to contribute to the Hasbro Supplemental Retirement Plan and the Hasbro 401(k) Plan for the Executive through the Retirement Date, or, if earlier, the Date of Termination. Executive will also remain eligible to participate in the Hasbro, Inc. Nonqualified Deferred Compensation Plan through the Retirement Date, or if earlier, the Date of Termination.
(e)Vacation. During the Term, the Executive shall not accrue any vacation or other paid time-off, unless required by law, provided, however, if the Term does not commence before May 15, 2023, Executive shall receive payment of any unused vacation time, consisting of 6 weeks, at the Retirement Date.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company in advance in writing. In addition, the Company shall reimburse the Executive for up to $15,000 USD in the aggregate for any documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall continue to receive tax preparation assistance at the Company’s cost that is substantially similar to that provided prior to the Effective Date for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Term, which for avoidance of doubt shall include at least tax years 2022 and 2023.
4.Payments and Benefits at Retirement. Upon the Executive’s Retirement, without duplication:
(a) the Company shall pay to the Executive (or her estate, beneficiary or legal representative, as applicable) any portion of the Base Salary earned through the Retirement Date that has not yet been paid on the next regular pay day following the Retirement Date, subject to applicable taxes and withholding. Any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred and documented by the Executive in accordance with Company policy and this Agreement prior to the Retirement Date, subject to advance written approval of such expenses, shall be paid within 20 business days after the Retirement Date;
(b) following the Retirement Date and subject to the conditions and in accordance with the payment terms set forth in this Agreement, for a period of 12 months beginning on the Retirement Date (the “Continuation Period”), the Company will, if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (alternatively, if both the Company and the Executive agree, the Company may keep the Executive on the Company’s medical and/or dental plan during this period, rather than the Company contributing to coverage pursuant to COBRA);
(c) all outstanding equity awards will be treated in accordance with Section 3(c) of this Agreement, the terms of the Stock Plan and the applicable award agreements, including any applicable provisions of the Stock Plan and such award agreements relating to retirement (including “Early Retirement” or “Normal Retirement” as defined in the award agreements) (provided the Executive satisfies the conditions for retirement under the Stock Plan and such award agreements), which for avoidance of doubt shall result in (1) the pro-rata vesting of any unvested portion of the Restricted Stock Units based on the portion of the vesting period that has elapsed as of the Retirement Date, and (2) a pro-rata portion of any ultimate actual earned awards under the Performance Share Awards, payable when each is computed and paid, to the extent earned following the end of the applicable performance period, based on the portion of the performance period that has elapsed as of the Retirement Date. Notwithstanding that Early Retirement under the stock option award agreements provides that the options are exercisable following retirement only to the extent they have vested under their stated vesting schedules as of the date of retirement, in light of the Retirement Date being close to the February dates for scheduled vesting of options, the tranche of each outstanding option award in the process of vesting as of the Retirement Date will vest pro-rata, based on the portion of that one-year vesting period that has elapsed as of the date of Retirement;
(d) in addition to the foregoing provisions regarding outstanding equity awards, the Executive will have one year from the date of Retirement to exercise any outstanding stock option awards, provided that such one-year period will not extend the expiration date for any option that would expire before the end of that one-year period in accordance with its stated expiration date;
(e) the Executive’s balance in the Company’s Deferred Compensation Plan will be paid to the Executive in accordance with the Deferred Compensation Plan terms in 2024, following the Retirement Date; and
(f) the Executive shall be entitled to tax preparation assistance in accordance with Section 3(g) of this Agreement for purposes of filing her tax returns in respect of the fiscal year in which the Retirement Date occurs.
5.Announcement. The contents of any announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from Executive Vice President and Chief Financial Officer of Hasbro to the position of Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority (“applicable law”).

6.Termination of Employment Following the Effective Date and Prior to the Retirement Date.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy applicable to the Executive or, if there is no such policy in effect, that (i) based upon appropriate medical evidence, the Executive has become physically or mentally incapacitated so as to render her incapable of performing her duties under this Agreement, with or without a reasonable accommodation, for 180 days or more within a 365-day consecutive period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to performance of the Executive’s duties before the Disability Effective Date.
(b)Termination by the Company. The Company may terminate the Executive’s employment for Cause or without Cause, each subject to the provisions below.
For purposes of this Agreement, “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of a material agreement with the Company, including this Agreement, (iii) a failure to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) gross negligence or willful misconduct resulting in material harm to the Company, (vi) violation of the Hasbro Code of Conduct, (vii) continuing failure to perform duties reasonably assigned to the Executive in accordance with the terms of this Agreement, taking into account that the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company and/or perform consulting or advisory services or services as an employee for other entities or persons that are not competitive with the Company during the Term (it being understood it would be a material breach of this Agreement to serve as a member of the board of directors of and/or perform consulting or advisory services or services as an employee for other entities or persons that are competitive with the Company, looking at the Company’s business as of the Commencement Date, during the Term), after receiving written notification of such failure, (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, (ix) an intentional violation of Federal or state securities laws or (x) fraud, embezzlement, theft or dishonesty against the Company; provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (viii) above unless the Company has provided the Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within 30 days following receipt thereof. The Board of Directors of Hasbro (the “Board”) or the CEO shall determine whether a violation is curable and/or cured in its or his reasonable discretion.
If, subsequent to the Executive’s termination of employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board or the CEO that the Executive’s employment could have been terminated by the Company for Cause pursuant to this Section 6(b), the Executive’s employment shall, at the election of the Board or the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(c)Voluntary Termination.
(i)The Executive may voluntarily terminate employment during the Term at any time, which shall be effected by giving the Company 30 days’ advance written notice of such termination.
(d)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is terminated by the Company or by the Executive pursuant to Section 6(c)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired).
7.Obligations of the Company on Termination Following the Effective Date and Prior to the Retirement Date.
(a)Obligations on any Termination. If the Executive’s employment with the Company terminates for any reason following the Effective Date and prior to the Retirement Date, including by voluntary termination of employment by the Executive under Section 6(c)(i), then the Executive shall be entitled to the payments and benefits described in Section 4 of this Agreement, in each case, with any such modifications as are set forth below in this Section 7. Unless otherwise specifically set forth in this Agreement or in another Company plan in which the Executive participates, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of her employment with the Company, including, but not limited to, any payments or benefits under any other applicable law, statutory scheme, policy or guideline.
(b)Obligations on a Termination Due to Death or Disability. If the Executive’s employment with the Company terminates following the Effective Date and prior to the Retirement Date by reason of her death or Disability, then:
(i)the Executive, or her estate, beneficiary or legal representative, shall continue to be paid her Base Salary through the planned Retirement Date of December 31st, 2023, and 2023 Bonus, as if the Executive had remained employed by the Company (as Executive Vice President and Chief Financial Officer through the Transition Date, and as Advisor thereafter) pursuant to this Agreement through December 31st, 2023, and
(ii)in addition to the payments and benefits in this Section 7(b) above, the Executive, or her estate, beneficiary or legal representative, as applicable, shall be entitled to benefits as provided under the applicable death or disability benefit program of the Company in which the Executive was a participant (if any) and any outstanding equity awards will be treated in accordance with their terms applicable in the event of death or Disability.
(c)Voluntary Resignation by the Executive Following the Effective Date and Prior to the Retirement Date.  If the Executive’s employment with the Company terminates in accordance with Section 6(c)(i) of this Agreement because the Executive voluntarily chooses to terminate employment with the Company prior to the Retirement Date and cease providing services to the Company, then the Executive will receive any payment called for by Section 4(a), and otherwise the Executive will not be entitled to any other Salary, Bonus or other payments after the Date of Termination.
(d)Termination by the Company Without Cause Following the Effective Date and Prior to the Retirement Date. If the Executive’s employment with the Company terminates following the Effective Date and prior to the Retirement Date by reason of the Company terminating her employment without Cause, then the Executive, or her estate, beneficiary or legal representative, shall continue to be paid her Base Salary through the planned Retirement Date of December 31st, 2023, and 2023 Bonus, as if the Executive had remained employed by the Company (as Executive Vice President and Chief Financial Officer through the Transition Date, and as Advisor thereafter) pursuant to this Agreement through December 31st, 2023, and
(e)Termination by the Company for Cause Following the Effective Date and Prior to the Retirement Date. In the event the Executive’s employment hereunder is terminated by the Company for Cause she shall not be entitled to any of the benefits described in Section 4, other than for payment of any amounts due under Section 4(a).
8.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. Subject to the following sentence, the Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives (the “Hasbro Change in Control Severance Plan”) and any payments or benefits under any applicable law or statutory scheme. Notwithstanding the prior sentence, it is agreed that for a termination of employment prior to the Retirement Date, the terms of the Hasbro Change in Control Severance Plan (if applicable), shall govern. The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits she would otherwise be entitled to receive pursuant to any law or statutory scheme providing for payments or benefits in connection with a termination of employment, including in connection with the Retirement or an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement.
9.Restrictive Covenants.
(a)Non-Competition, Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that each Non-Competition, Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company (collectively, the “Restrictive Covenant Agreements”) shall remain in full force and effect and that the Retirement Date (or, if in the event of an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement, the Date of Termination) shall constitute the “Date of Termination” (or term of similar import) for purposes of any Restrictive Covenant Agreement.

(b)Nondisparagement. During the Term and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders and (ii) Hasbro shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company Parties in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean Chris Cocks, Eric Nyman, Cynthia Williams, Najuma Atkinson, Kathrin Belliveau, Steve Bertram, Oliver Dumont, Tarrant Sibley, and Steven Zoltick and any of their successors, in each case, acting in his or her capacity as a representative of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island). The Executive consents to the exclusive jurisdiction of the U.S. District Court for the District of Rhode Island, unless there is no federal jurisdiction, and then to the State courts of Rhode Island to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to not contest the applicability of Rhode Island law in any Action. The Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
11.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.Absence of Restrictions. The Executive represents and warrants that she is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.

13.Miscellaneous.
(a)Section 21F; Defend Trade Secrets Act.
(i)Notwithstanding anything in this Agreement or any Restrictive Covenant Agreement to the contrary, nothing in or about this Agreement or any Restrictive Covenant Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(b)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(c)Entire Agreement: Release.
(i)The Executive and the Company acknowledge that this Agreement (collectively with the Release attached as Exhibit A hereto and executed simultaneously herewith and the Restrictive Covenant Agreements) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect, including, without limitation, the Hasbro Change in Control Severance Plan for Designated Senior Executives and any other severance plan or policy sponsored or maintained by the Company (it being understood the Hasbro Change in Control Severance Plan, if applicable, continues to apply to a termination of employment prior to the Retirement Date). This Agreement does not amend the terms of the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k), Supplemental Retirement or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio and the Company shall not have any obligations to the Executive hereunder. By executing this Agreement, the Executive and the

Company agree to waive any requirement under any legacy agreement to provide advance written notice prior to their termination. This Agreement does not waive any right Executive may have to seek indemnification and defense costs, including attorneys’ fees, related to any claim asserted against Executive as a result of her employment by the Company.
(ii)The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4, 6 or 7 is conditioned upon the Executive signing and delivering to the Company an additional release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”) following the Retirement Date or other Date of Termination, which Executive Release must become irrevocable within sixty (60) days following the Date of Termination. Except as otherwise provided, the Company shall commence or make, as applicable, the payments under Sections 4, 6 or 7 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year.
(d)Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments triggered by a termination of employment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described under this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
(e)Section 280G Matters. Executive acknowledges and agrees that any and all payments under this Agreement are subject to the provisions of Section 12(f) of the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives, as amended.
(f)Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to take all reasonable steps to make sure its requests for cooperation do not interfere with the Executive’s professional and personal obligations. The Company also agrees to indemnify and hold Executive harmless from any damages and expenses, including attorneys’ fees and other reasonable costs of defending any claim asserted against her based on her employment with the Company, except to the extent the Executive is determined to have committed fraud or illegal acts.
(g)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(h)Reflection period. The Executive is hereby advised of her to right terminate this Agreement, without giving reasons, by means of a written statement addressed to the Executive Vice President, Chief People Officer, 1027 Newport Avenue, Pawtucket, RI 02816, Naj.Atkinson@hasbro.com. This statement must be received by the Company within seven days after this Agreement has been entered into.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

HASBRO, INC.
By
/s/ Naj Atkinson
Name:	Naj Atkinson
Title:	Executive Vice President and Chief People Officer

Date:	March 10th, 2023

Accepted and Agreed to:

/s/ Deborah Thomas
Name:	Deborah Thomas

Date:	March 10th, 2023

[Signature Page to Transitional Advisory Services Agreement]

Exhibit A
RELEASE
Pursuant to the terms of the Transitional Advisory Services Agreement (the “Agreement”) between Hasbro, Inc. (“Hasbro” or the “Company”) and Deborah Thomas (the “Executive”) entered into as of the date indicated therein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and any affiliated organization of the Company in any country or jurisdiction globally, and/or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents, plan administrators, fiduciaries, or employees (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which the Executive ever had or now has against any and all the Released Parties, including, but not limited to:
(a)    all claims arising out of or related to the Executive’s employment and her transition to the role of Advisor (as defined in the Agreement) (the “Transition”);
(b)    all claims arising out of or relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information or marital status;
(c)    all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2101 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Genetic Information Nondiscrimination Act, P.L. 110-233, all as amended;
(d)    all claims under state or local statutes including the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5-1 et seq., the Rhode Island Sexual Harassment, Education and Training in the Workplace Law, R.I. Gen. Laws § 28-51-1 et seq., the Rhode Island Wage Discrimination Based on Sex Law, R.I. Gen. Laws § 28-6-17 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws § 28-48-1 et seq., the R.I. Temporary Caregiver Leave Law §28-41-35 et seq., the Civil Rights Act, R.I. Gen. Laws § 42-112-1, and the Rhode Island Whistleblowers’ Protection Act, R.I. Gen. Laws § 28-50-1 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H, the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150, and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Earned Sick Time Law, M.G.L. c. 148(c), the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A, all as amended;
(e)    all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims;
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(f)    all state and federal whistleblower claims to the maximum extent permitted by law; and
(g)    any claim or damage arising out of your employment with the Company and the Transition (including a claim for retaliation) under any common law theory or any Federal, state or local statute or ordinance not expressly referenced above;
provided, however, that this release of claims does not (i) prevent the Executive from filing a charge with, cooperating with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation or proceeding, and she further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding) or (ii) restrict the Executive’s right to enforce the Agreement in accordance with its terms. It is also understood that the Hasbro Change in Control Severance Plan (as defined in the Agreement), if applicable, continue to apply to a termination of employment prior to the Transition Date and for such a termination the Executive has a right to enforce that agreement in accordance with its terms. This release does not release the rights of the Executive under the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k), Supplemental Retirement or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date. This Release does not release Executive’s rights to indemnification or defense costs, including attorneys’ fees, related to any claim asserted against Executive as a result of her employment by the Company.
For the purpose of giving a full and complete release, the Executive understands and agrees that this Release includes all claims that the Executive may now have but does not know or suspect to exist in the Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause the Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments.
The Executive affirms that she has fully reviewed the terms of this Release, affirms that she understand its terms and states that she is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of her employment with the Company and the Transition.
The Executive acknowledges that she has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if she wishes, before she signs below. If the Executive signs and returns this Release before the end of the 21-day period, she certifies that her acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage her to sign through fraud, misrepresentation or a threat to withdraw or alter the offer before the 21-day period expires.
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The Executive understands that she may revoke this Release within seven days after he signs it. The Executive’s revocation must be in writing and submitted within the seven-day period.
If the Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable. The Executive further understands that if she revokes this Release during such seven-day period, the Agreement shall be null and void ab initio and the Executive will not be eligible to receive the payments and benefits provided for therein.
The Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which she was already entitled.

By:	/s/ Deborah Thomas
Deborah Thomas

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